EXHIBIT 99.1

Merrill Merchants Bancshares, Inc. Reports Earnings Per Share Growth of 23% and Record Fourth Quarter 2005 Earnings

Bangor, Maine, January 19, 2006: Edwin N. Clift, Chairman and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the “Company”) (Nasdaq: MERB), the parent company of Merrill Merchants Bank, reported record net income of $1.7 million for the three months ended December 31, 2005, a 22% increase over the same period last year. The Company reported diluted earnings per share of $0.48 for the fourth quarter of 2005, a 23% increase over 2004’s fourth quarter earnings per share of $0.39.

The Company reported net income of $5.7 million or earnings per share of $1.66 on a fully diluted basis for 2005, compared to $4.9 million or earnings per share of $1.40 for 2004.

Balance Sheet. The Company’s consolidated assets were $417.1 million at December 31, 2005, an increase of $48.4 million or 13% from the same date a year ago. Comparing December 31, 2005 and 2004, total loans grew $36.3 million or 13%. Real estate lending was strong with growth in the commercial real estate portfolio of $11.6 million or 12% and home equity balances increasing $7.3 million or 22%. Residential and construction balances increased $4.7 million or 6% from a year ago, consumer loans grew $2.5 million or 13% and loans to small businesses were up $9.8 million or 16%.

Total deposits were $331.4 million at December 31, 2005 versus $299.8 million a year ago, representing growth of $31.6 million or 11%. Savings account balances increased $14.6 million or 34% due to a new premium interest rate savings account. Demand deposits grew $4.3 million or 8% while interest-bearing checking account balances declined slightly. Money market balances decreased $5.1 million as customers switched to the premium savings account. Retail certificates of deposit (CDs) grew $18.1 million or 27% as increases in market interest rates attracted customers to invest in short-term CDs.

Net Income. The Company’s net income for the twelve months ended December 31, 2005 amounted to $5.7 million compared to $4.9 million for the same period in 2004, an increase of 17%. Return on average equity increased to 17.59% for 2005 compared to 16.06% last year and return on average assets increased to 1.47% from 1.36%.

Net income for the three months ended December 31, 2005 increased $299,000 or 22% compared with the same period in 2004. Return on assets and return on equity were 1.60% and 19.40%, respectively, for the fourth quarter of 2005 compared to return on assets of 1.45% and return on equity of 17.38% for the same period in 2004.

Net Interest Income. Net interest income increased $2.0 million, or 14%, for the twelve months ended December 31, 2005 to $15.8 million. The increase was driven by $29.8 million of growth in average earning assets for 2005 compared to 2004, combined with an increase in the net interest margin to 4.25% from 4.04%. Net interest income for the fourth quarter of 2005 increased 17% to $4.2 million and the net interest margin increased to 4.35% for the fourth quarter of 2005 compared to 4.02% for the same period last year.

Non-Interest Income. Non-interest income was $5.2 million for the twelve months ended December 31, 2005, an increase of $240,000 compared to the same period in 2004. The 5% increase in non-interest income was driven by increases in trust fees of $185,000, increases in other fees of $155,000 and a $106,000 gain on the sale of our credit card portfolio. Mortgage sale gains declined by $213,000 as residential loan refinancing volume is significantly lower this year and investment security gains decreased $136,000 from a year ago.

Non-interest income was $1.4 million for the fourth quarter of 2005, an increase of $121,000 or 9%, from the same period in 2004. Trust fees grew 16%, other fees increased 43% and service charges on deposit accounts increased 13% while investment security gains declined $90,000.

Non-Interest Expense. Non-interest expense totaled $12.0 million for the twelve months ended December 31, 2005 compared to $11.0 million for the same period last year. The increase in non-interest expense of $944,000, or 9%, was due to increases in personnel costs of 8%, occupancy costs of 12% and other expenses of 13%. The personnel cost increase is the result of normal salary increases and additional staffing required due to asset growth. Our efficiency improved to 57.4% in 2005 compared to 59.3% for 2004

Non-interest expense increased $262,000, or 9%, to $3.1 million for the fourth quarter of 2005 compared to the fourth quarter of 2004. The increase was the result of increases in personnel costs of 10% and other expenses of 17% which was offset by a decline in data processing expenses of 14%.

Shareholders’ Equity. At December 31, 2005, shareholders’ equity totaled $34.4 million. The net increase of $3.0 million for 2005 was attributable to: net income of $5.7 million less cash dividends of $2.2 million and share repurchases of $119,000. The Company declared a fourth quarter cash dividend of $.17 per share on the Company’s common stock. This was an increase of 17% over last year’s fourth quarter dividend.

On June 17, 2004, the Board of Directors approved a fourth stock repurchase program authorizing the Company to repurchase up to 169,995, or 5%, of its outstanding shares of common stock. As of December 31, 2005, 22,137 shares had been repurchased under the program. Repurchases will be made from time to time at the discretion of Company management.

The Company’s subsidiary, Merrill Merchants Bank, is headquartered in Bangor, Maine. Merrill Merchants Bank provides consumer, commercial, and trust and investment services through its eleven locations in Central and Eastern Maine. The Bank is a “Preferred Lender” of the Small Business Administration (the “SBA”) and was recently recognized by the SBA as the top lender in the state for the fiscal year ended September 30, 2005.

MERRILL MERCHANTS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands except per share data)	2005	2004	2005	2004
Interest income	$6,311	$4,957	$22,824	$18,708
Interest expense	2,092	1,342	7,054	4,935
Net interest income	4,219	3,615	15,770	13,773
Provision for loan losses	97	92	397	348
Non-interest income	1,435	1,314	5,245	5,005
Non-interest expense	3,095	2,833	11,986	11,042
Income before income taxes	2,462	2,004	8,632	7,388
Income taxes	808	649	2,894	2,481
Net income	$1,654	$1,355	$5,738	$4,907

Per share data
Basic earnings per common share (1)	$0.48	$0.39	$1.67	$1.41
Diluted earnings per common share (1)	$0.48	$0.39	$1.66	$1.40

(1)	Adjusted to reflect the 3% stock dividend in March 2005.

SELECTED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	December 31,
(In thousands)	2005	2004
Total assets	$417,073	$368,690
Loans receivable, net	314,879	279,122
Loans held for sale	925	617
Investment securities	72,489	66,099
Deposits	331,414	299,782
Shareholders’ equity	34,352	31,329

Off-Balance Sheet
Trust assets under management	365,950	356,436
Mortgage servicing portfolio	141,125	122,125

OTHER SELECTED CONSOLIDATED DATA
(Unaudited)

	At or for the Three Months		At or for the Twelve Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Return on average assets (1)	1.60%	1.45%	1.47%	1.36%
Return on average equity (1)	19.40%	17.38%	17.59%	16.06%
Leverage ratio	8.30%	8.26%	8.30%	8.26%
Net interest margin (1)	4.35%	4.02%	4.25%	4.04%
Non-performing assets to total assets	0.21%	0.44%	0.21%	0.44%
Net loan charge-offs to average net loans (1)	0.12%	0.03%	0.06%	0.05%
Allowance for loan losses to total loans	1.28%	1.37%	1.28%	1.37%
Number of shares outstanding (2)	3,435,851	3,440,519	3,435,851	3,440,519
Weighted-average shares outstanding-diluted (2)	3,466,143	3,468,137	3,465,806	3,501,697
Book value per share (2)	$10.00	$9.11	$10.00	$9.11

(1)	Computed on an annualized basis.
(2)	Adjusted to reflect the 3% stock dividend in March 2005.

This press release and the documents incorporated by reference herein contain certain forward-looking statements. These forward-looking statements may be contained in this press release, quarterly and annual filings with the Securities and Exchange Commission (the “SEC”), the Annual Report to Shareholders, other filings with the SEC, and in other communications by Merrill Merchants Bancshares, Inc. (the “Company”) and its wholly-owned subsidiary, Merrill Merchants Bank (the “Bank”), which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. In preparing these disclosures, management must make assumptions, including, but not limited to, the level of future interest rates, prepayments on loans and investment securities, required levels of capital, needs for liquidity, and the adequacy of the allowance for loan losses. These forward-looking statements may be subject to significant known and unknown risks, uncertainties, and other factors, including, but not limited to, those matters referred to in the preceding sentence.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You are also urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the facts which affect the Company's business.

For further information contact:
Edwin N. Clift, Chairman and Chief Executive Officer (eclift@merrillmerchants.com)
Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)
Merrill Merchants Bancshares, Inc.
www.merrillmerchants.com
(207) 942-4800